                                                                 Exhibit 99.1



CONTACT:
Peter S. Garcia,
Senior Vice President and
Chief Financial Officer
Hyseq Pharmaceuticals, Inc.
408-746-4574



FOR IMMEDIATE RELEASE



       HYSEQ PHARMACEUTICALS, INC. ANNOUNCES $15 MILLION PRIVATE PLACEMENT


Sunnyvale, Calif., April 9, 2002 - Hyseq Pharmaceuticals, Inc. (Nasdaq: HYSQ) today announced the completion of a private placement from which the company received gross proceeds of approximately $15 million. Investors in the private placement included select new and existing institutional investors.

Under the terms of the financing, Hyseq sold 3,575,691 million shares of newly issued common stock at $4.20 per share to accredited investors. The company also issued warrants to the investors to purchase approximately 893,927 shares of common stock at $5.67 per share, a 35% premium to the per unit purchase price.

The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.